Exhibit 3.2

DEAN HELLER	STATE OF NEVADA	CHARLES E . MOORE
Secretary of State		Securities Administrator

RENEE L. PARKER Chief Deputy Secretary of State PAMELA RUCKEL Deputy Secretary for Southern Nevada		SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings ELLICK HSU Deputy Secretary for Elections

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

July 5, 2005

Job Number:	C20050701-1206
Reference Number:	20050261737-43
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20050261737-43	Amendment	1 Pages/1 Copies

Respectfully,

/s/ Dean Heller
DEAN HELLER
Secretary of State

By	/s/ Mary [ILLEGIBLE]
Certification Clerk

Commercial Recording Division

202 N. Carson Street

Carson City, Nevada 89701-4069

Telephone (775) 684-5708

Fax (775) 684-7138

DEAN HELLER
Secretary of State	Entity #
202 North Carson Street, Suite 1	C33482–2004
Carson City, Nevada 89701-4299	Document Number:
(775) 684 5708	20050261737–43
Website: secretaryofstate.biz
Date Filed:
Certificate of Amendment	7/1/2005 9:39:30 AM In the office of
(PURSUANT TO NRS 78.385 and 78.390)
/s/ Dean Heller
Dean Heller
Secretary of State

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Utilicraft Aerospace Industries, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Prior to the amendment, pursuant to ARTICLE 3. SHARES of the Articles of Incorporation, the Corporation had the authority to issue an aggregate of Three Hundred Million (300,000,000) shares of capital stock, of which Two Hundred Seventy-Five Million (275,000,000) shares were to be Common Stock of the par value of $.0001 per share, and Twenty-Five Million (25,000,000) shares were to be Preferred Stock of the par value of $.0001 per share.

ARTICLE 3. SHARES, is hereby amended as follows to increase the number of Common Stock authorized and issuable:

Number.  The Corporation shall have the authority to issue an aggregate of Five Hundred Million (500,000,000) shares of capital stock, of which Four Hundred Seventy-Five Million (475,000,000) shares shall be Common Stock of the par value of $.0001 per share, and Twenty-Five Million (25,000,000) shares shall be Preferred Stock of the par value of $.0001 per share.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: [ILLEGIBLE]

4.  Effective date of filing (optional):

[ILLEGIBLE]

5. Officer Signature (required):	/s/ [ILLEGIBLE] – VP

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.385 Amend 2003
Revised on 11/03/02.